Exhibit 12

DIMON Incorporated and Subsidiaries

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended June 30
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(in thousands)	2003	2002	2001	2000	1999
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Pretax income from continuing operations……	$35,042	$38,023	$34,540	$23,352	$ (37,289)

Distributed income of equity investees.....…….	691	930	223	4,041	7,039

Fixed charges……….………………………….	51,813	51,812	57,112	62,847	70,625
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Earnings………………………………………..	$87,546	$90,765	$91,875	$90,240	$40,375

Interest………………………………………….	49,608	50,128	55,908	60,069	68,897

Amortization of charges and other……………...	2,205	1,684	1,204	2,778	1,728
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Fixed Charges…………………………………	$51,813	$51,812	$57,112	$62,847	$70,625

Ratio of Earnings to Fixed Charges…………	1.69	1.75	1.61	1.44	N/A

Fixed Charges in Excess of Earnings………..	N/A	N/A	N/A	N/A	$30,250

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